Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1/Amendment 6 is a part, of the audit report dated May 3, 2011 relative to the financial statements of Immobiliare Global Investments, Inc. as of December 31, 2010 and 2009 and for each of the years then ended.

We also consent to the reference to our firm under the caption "Experts" and “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in such Registration Statement.  We have read the prior auditor, Wisan, Smith, Racker & Prescott, LLP, response regarding the change of auditor and their agreement with the facts as set forth in the registration statement and subsequent amendments.  We agree with their response.

On January 1, 2012 the audit firm of Randall N. Drake CPA, PA changed its name to Drake & Klein CPAs. The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ Drake & Klein CPAs

Drake & Klein CPAs

f/k/a Randall N Drake CPA PA

Clearwater, Florida

January 30, 2012